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                                                                       EXHIBIT 1

                   AGREEMENT PURSUANT TO RULE 13d-1(k)(1)(iii)


         Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated:  March 12, 2002

GENERAL GROWTH PROPERTIES, INC.


By:  /s/ Bernard Freibaum
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     Name:  Bernard Freibaum
     Title:  Executive Vice President

GGP LIMITED PARTNERSHIP

     By:   GENERAL GROWTH PROPERTIES,
           INC., General Partner


           By:   /s/ Bernard Freibaum
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                 Name:  Bernard Freibaum
                 Title:  Executive Vice President